Exhibit B

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of June 22, 2010, is by and between JLL Building Holdings, LLC, a Delaware limited liability company (“JLL Holdings”) and a wholly-owned subsidiary of JLL Partners Fund V, L.P., a Delaware limited partnership (“JLL Fund V”), and Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“Warburg Pincus”).  JLL Holdings and Warburg Pincus are referred to individually as a “Stockholder” and collectively as the “Stockholders.”

W I T N E S S E T H

WHEREAS, JLL Fund V and Warburg Pincus were members of Building Products, LLC, a Delaware limited liability company (“Building Products”) through which JLL Fund V and Warburg Pincus beneficially owned a number of shares of common stock, par value $0.01 per share (“Common Stock”), of Builders FirstSource, Inc. (the “Corporation”), from February 27, 2006, until the dissolution of Building Products; and

WHEREAS, JLL Fund V and Warburg Pincus were members of JWP LLC, a Delaware limited liability company (“JWP”) through which the JLL Fund V and Warburg Pincus beneficially owned a number of shares of Common Stock of the Corporation, from January 21, 2010, until the dissolution of JWP; and

WHEREAS, in connection with the dissolution of Building Products and JWP, JLL Fund V contributed all of its interests in Buildings Products and JWP to JLL Holdings; and

WHEREAS, also in connection with the dissolution of Building Products and JWP, Building Products and JWP have transferred to JLL Holdings and Warburg Pincus all of the shares of Common Stock of the Corporation previously owned by Building Products and JWP such that, on the date hereof, JLL Holdings and Warburg Pincus own the Shares set forth opposite their respective names on Annex I; and

WHEREAS, in connection with their ownership of Common Stock of the Corporation, the Stockholders desire to enter into this Agreement in order to evidence their agreement to certain matters relating to the governance of the Corporation, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

Certain Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

(a)         The term “Affiliate” shall mean, with respect to any Person, a Person that controls, is controlled by, or is under common control with, such Person (it being understood that a Person shall be deemed to “control” another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through holding ownership interests in such other Person, through agreements or otherwise); provided, however, for purposes of this Agreement only, neither the Corporation, nor any portfolio company (as such term is commonly understood among the institutional investment industry) of any Stockholder shall be deemed an Affiliate of such Stockholder, other than any portfolio company that receives Shares directly or indirectly from a Stockholder.

(b)         The term “Common Ownership Percentage” shall mean, with respect to any Stockholder as of a specified date, the percentage determined by dividing (i) the aggregate number of Shares held, directly or indirectly, by such Stockholder (together with any Affiliates of such Stockholder) as of such date, by (ii) the aggregate number of (A) Shares held, directly or indirectly, by such Stockholder (together with any Affiliates of such Stockholder) as of such date plus (B) Shares held, directly or indirectly, by the other Stockholder (together with any Affiliates of such Stockholder) as of such date.

(c)         The term “Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

(d)         The term “Shares” shall mean the shares of Common Stock of the Corporation.

ARTICLE II

Governance

Section 2.01      Board of Directors of the Corporation.  At each annual meeting of stockholders of the Corporation or any special meeting of stockholders of the Corporation called for the purpose of electing directors (each, a “Meeting”) during the term of this Agreement, or at any adjournment, postponement, or continuation of any such Meeting, or in any other circumstances upon which a vote or other approval with respect to the election of directors is sought, each Stockholder shall vote (or cause to be voted) the Shares held beneficially or of record by such Stockholder (and its Affiliates) in favor of the election or re-election to the Board of Directors of the Corporation (the “Board”) of at least six (6) directors, of whom an equal number of such directors shall be selected by JLL Holdings and Warburg Pincus; provided, however, that (i) in the event that the Common Ownership Percentage of JLL Holdings or the Common Ownership Percentage of Warburg Pincus shall at any time exceed 65%, then each Stockholder (and its Affiliates) shall vote (or cause to be voted) the Shares held beneficially or of record by such Stockholder (and its Affiliates) in favor of the election or re-election to the Board of four (4) directors selected by the Stockholder which has a Common Ownership Percentage of greater than 65% as of such vote, and (ii) in the event that the Common Ownership Percentage of JLL Holdings or the Common Ownership Percentage of Warburg Pincus shall at any time exceed 80%, then each Stockholder shall vote (or cause to be voted) the Shares held beneficially or of record by such Stockholder (and its Affiliates) in favor of the election or re-election to the Board of five (5) directors selected by the Stockholder which has a Common Ownership Percentage of greater than 80% as of such vote, in each case with a corresponding reduction in the number of directors of the Corporation to be selected by the other Stockholder; provided further that, for so long as each of JLL Holdings and Warburg Pincus (or any of their respective Affiliates) holds Shares, each Stockholder shall vote (or cause to be voted) the Shares held beneficially or of record by such Stockholder (and its Affiliates) in favor of the election or re-election to the Board for at least one (1) director selected by each of JLL Holdings and Warburg Pincus. To the extent that the number of directors who constitute the Board shall be increased or decreased, the provisions of this Section 2.01 shall be adjusted accordingly so that the number of directors selected by each Stockholder for which each Stockholder must vote (or cause to be voted) shall be increased or decreased proportionately.

Section 2.02      Removal of Directors.  Any member of the Board may be removed from the Board in the manner allowed by law and the Corporation’s Certificate of Incorporation and by-laws; provided, however, that each Stockholder agrees that it will not, as a stockholder, vote for the removal of any director who had been designated by the other Stockholder pursuant to Section 2.01 without the consent of such Stockholder that had designated such director.

Section 2.03      Obligations as Director or Officer.  Nothing in this Agreement shall be deemed to limit or restrict any director or officer of the Corporation from acting in his capacity as such director or officer or from exercising his fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to each Stockholder solely in its capacity as a stockholder of the Corporation and shall not apply to the actions, judgments, or decisions of any individual designated by such Stockholder to be a director of the Corporation.

ARTICLE III

Miscellaneous

Section 3.01      Specific Performance.  Each Stockholder party hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed and could not be made whole solely by monetary damages.  Each party hereto hereby agrees that in addition to any other remedy to which any party may be entitled at law or in equity, each Stockholder shall be entitled to compel specific performance of this Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction for such action.

Section 3.02      Headings.  The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

Section 3.03      Entire Agreement.  This Agreement, together with the Registration Rights Agreement, dated as of January 21, 2010, by and among Builders FirstSource, Inc., JLL Partners Fund V, L.P., and Warburg Pincus Private Equity IX, L.P. (the “Registration Rights Agreement”), constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, conditions or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein.  This Agreement, together with the Registration Rights Agreement, supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

Section 3.04      Notices.  All notices and other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand or by electronic or facsimile transmission, (ii) delivered by a nationally recognized commercial overnight delivery service, or (iii) mailed postage prepaid by first-class mail to any Stockholder (and any other Person designated by such Stockholder) at the following address:

If to JLL Holdings, to:	JLL Building Holdings, LLC
450 Lexington Avenue, 31st Floor
New York, New York 10017
Attention: Ramsey A. Frank
Fax: (212) 286-8626

with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
Attention: Robert B. Pincus, Esq.
Allison Land, Esq.
Fax: (302) 651-3001

If to Warburg Pincus, to:	Warburg Pincus Private Equity IX, L.P.
c/o Warburg Pincus LLC
450 Lexington Avenue
New York, NY 10017-3147
Attention: David A. Barr

Kevin J. Kruse
Fax: (212) 878-9100

with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, N.Y. 10019-6099
Attention: Steven J. Gartner, Esq.
Mark A. Cognetti, Esq.
Fax: (212) 728-8111

Such notices shall be effective:  (i) in the case of hand deliveries and electronic and facsimile transmissions, when received; (ii) in the case of an overnight delivery service, on the next business day after being placed in the possession of such delivery service, with delivery charges prepaid; and (iii) in the case of mail, seven (7) days after deposit in the postal system, first-class mail, postage prepaid.  Any party may change its address and facsimile number by written notice to the other parties given in accordance with this Section 3.04.

Section 3.05      Applicable Law.  The substantive laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under applicable principles of conflicts of laws.

Section 3.06      Severability.  The invalidity, illegality, or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including, without limitation, any such provision in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

Section 3.07      Successors; Assigns; Third-Party Beneficiaries.  The provisions of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, and permitted assigns, including, without limitation and without the need for an express assignment or assumption, any successor in interest to a Stockholder, whether by a sale of all or substantially all of its assets, merger, consolidation, or otherwise.  Neither this Agreement nor the rights or obligations of any Stockholder hereunder may be assigned without the prior written consent of the other Stockholder.  Any such attempted assignment in contravention of this Agreement shall be void and of no effect.  This Agreement is for the sole benefit of the parties hereto and their respective heirs, successors, and permitted assigns, and no provision hereof, whether express or implied, is intended, or shall be construed, to give any other Person any other rights or remedies, whether legal or equitable, hereunder.

Section 3.08      Amendments.  This Agreement may not be amended, modified, or supplemented unless such modification is in writing and signed by each of the Stockholders.

Section 3.09      Waiver.  Any waiver (express or implied) of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

Section 3.10      Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

Section 3.11      Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each Stockholder shall execute and deliver any additional documents and instruments and perform any additional acts that the other Stockholder determines to be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 3.12      Recapitalization; After Acquired Securities..  In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to Stockholders or combination of the Shares or any other change in the Corporation’s capital structure, appropriate adjustments shall be made to the terms hereof, if necessary, to fairly and equitably preserve the original rights and obligations of the parties hereto under this Agreement.  Each Stockholder agrees that, except as otherwise provided herein, all of the provisions of this Agreement shall apply to all of the Shares owned beneficially or of record by such Stockholder (and its Affiliates) as of the date of this Agreement and all Shares that are hereafter acquired (beneficially or of record) by such Stockholder (or any of its Affiliates).

Section 3.13      Term.  This Agreement shall terminate upon the seventh anniversary of the date of this Agreement; provided, however, that the Agreement may be terminated earlier upon the written consent of each Stockholder.  From and after the date of the termination of this Agreement in accordance with the foregoing, each Stockholder shall no longer be bound by any obligations, or be entitled to any benefits, under this Agreement (other than those that have accrued prior to such date).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Stockholders’ Agreement as of the date first above written.

JLL BUILDING HOLDINGS, LLC

By: JLL Partners Fund V, L.P., its sole member

By: JLL Associates V, L.P., its general partner

By: JLL Associates, G.P. V, LLC, its general partner

By:	/s/ Paul S. Levy
Name: Paul S. Levy
Title: Managing Member

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By: Warburg Pincus IX LLC, General Partner

By: Warburg Pincus Partners, LLC, Sole Member

By: Warburg Pincus & Co., Managing Member

By:	/s/ Scott A. Arenare
Name: Scott A. Arenare
Title: Partner

ANNEX I

NAME	ADDRESS	SHARES OF COMMON STOCK OF BUILDERS FIRSTSOURCE, INC.
JLL Building Holdings, LLC	c/o JLL Partners, Inc. 450 Lexington Avenue 31st Floor New York, New York 10017 Attention: Ramsey A. Frank Fax: (212) 286-8626	24,344,584
Warburg Pincus Private Equity IX, L.P.	c/o Warburg Pincus LLC 450 Lexington Avenue 32nd Floor New York, New York 10017-3147 Attention: David A. Barr Kevin J. Kruse Fax: (212) 878-9100	24,447,425